SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                  April 3, 2001

                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

              0-26694                                  93-0945003
       (Commission file number)             (IRS employer identification no.)

     585 West 500 South, Bountiful, Utah                 84010
    (Address of principal executive offices)          (Zip code)


                                 (801) 298-3360
              (Registrant's telephone number, including area code)



                   This document contains a total of 2 pages.

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Item 9. Regulation FD Disclosure

         In December 1997, Specialized Health Products International, Inc. (the "Company"), through a wholly owned subsidiary, entered into a Development and License Agreement (the "JJM Agreement") with Johnson & Johnson Medical, Inc. ("JJM"). Under the JJM Agreement the parties were to commercialize two applications of the safety needle technology. While the release date for these products had been revised from time to time, prior to April 3, 2001, the Company believed, based on conversations with JJM, that product would be released in April. The Company today received notice from Ethicon Endo-Surgery, Inc. ("Ethicon", a successor of JJM) that it is terminating the JJM Agreement under a provision that allows for termination of the JJM Agreement upon 90 days written notice. As a result, the Company expects that no products will be released or sold by JJM under the JJM Agreement. However, Ethicon has given the Company authorization to immediately pursue alternative partners and/or licensees for the technology prior to the expiration of the 90 day period. Given the Company's precarious financial condition (the Company has had a working capital deficit for some time) and the cancellation of the JJM Agreement, the Company is evaluating the effect of this development on its business plan and its ability to continue as a going concern.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            SPECIALIZED HEALTH PRODUCTS
                                            INTERNATIONAL, INC.



                                            By    /s/ David A. Robinson
                                                --------------------------------
Date: April 3, 2001                             David A. Robinson
                                                President, Chief Executive
                                                Officer and Director

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